Exhibit (d)(18)(v)

EQ ADVISORS TRUST

AMENDMENT NO. 4 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 4 to the Investment Advisory Agreement effective as of May 1, 2017 (“Amendment No. 4”), to the Investment Advisory Agreement dated May 1, 2011, as amended (“Agreement”), between AXA Equitable Funds Management Group, LLC, a limited liability company organized under the laws of the State of Delaware (“FMG LLC” or “Manager”) and Lord, Abbett & Co. LLC, a Delaware limited liability company (“Lord Abbett” or “Adviser”).

FMG LLC and Lord Abbett agree to modify the Agreement as follows:

1. Name Change. The name of AXA/Lord Abbett Micro Cap Portfolio is changed to 1290 VT Micro Cap Portfolio.

2. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser is hereby replaced in its entirety by Appendix A attached hereto.

3. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 4 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		LORD, ABBETT & CO. LLC

By:		By:
	Michal Levy		Name: Lawrence H. Kaplan
	Senior Vice President and		Title: Member
Chief Operating Officer

APPENDIX A

AMENDMENT NO. 4

TO

INVESTMENT ADVISORY AGREEMENT WITH

LORD, ABBETT & CO. LLC

The Manager shall pay the Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio	Annual Advisory Fee**
1290 VT Micro Cap Portfolio (fka, AXA/Lord Abbett Micro Cap Portfolio)*	0.90% of the Lord Abbett Allocated Portion’s average daily net assets.

Multimanager Mid Cap Value Portfolio*	0.50% of the Lord Abbett Allocated Portion’s average daily net assets up to and including $200 million; 0.40% of the Allocated Portion’s average daily net assets in excess of $200 million.

*	Fee to be paid with respect to each Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser, which may be referred to as the “Lord Abbett Allocated Portion”.
**	The daily advisory fee for each Portfolio is calculated by multiplying the aggregate net assets advised by Adviser at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.